Exhibit 99.1

Contact:	Ken Bond	Deborah Hellinger
	Oracle Investor Relations	Oracle Corporate Communications
	1.650.607.0349	1.212.508.7935
	ken.bond@oracle.com	deborah.hellinger@oracle.com

Oracle Names Stephen Rusckowski to the Board of Directors

AUSTIN, Texas, November 20, 2025 — Oracle Corporation (NYSE: ORCL) today announced that it unanimously elected Stephen Rusckowski to Oracle’s Board of Directors and increased the size of the Board to 14. The election is effective as of November 18, 2025.

Mr. Rusckowski is the former Chief Executive Officer and President of Quest Diagnostics, Inc. (Quest), a leading provider of diagnostic information, a position he held from 2012 until 2022. He also served as Chair of the Board of Quest from January 2017 through March 2023. Prior to joining Quest, he served as the Chief Executive Officer of Philips Healthcare, and a member of the Board of Management of Royal Philips Electronics. Mr. Rusckowski currently serves on the supervisory board of Qiagen N.V. and as a director of Baxter International Inc. Mr. Rusckowski earned a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute and a Master of Science degree in Management from the Massachusetts Institute of Technology’s Sloan School of Management.

”Steve’s years of experience in healthcare and technology will enable him to provide the Oracle Board with a unique perspective as to how Oracle Health can better serve patients and healthcare providers around the world,” said Larry Ellison, Oracle’s Board Chairman and Chief Technology Officer.

Bruce Chizen, Chair of the Nomination and Governance Committee, added, “I am pleased to welcome Steve to the Board. We believe that Oracle, along with its customers and shareholders, will benefit from his extensive experience in leading and advising global healthcare organizations.”

Members of Oracle’s Board of Directors serve one-year terms and will next stand for election at the company’s annual meeting of stockholders in November 2026.

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“Safe Harbor” Statement: Statements in this press release relating to Oracle’s future plans, expectations, beliefs, intentions, and prospects are “forward-looking statements” and are subject to material risks and uncertainties. A detailed discussion of these factors and other risks that affect our business is contained in Oracle’s Securities and Exchange Commission (SEC) filings, including our most recent reports on Form 10-K and Form 10-Q under the heading “Risk Factors.” These filings are available on the SEC’s website or on Oracle’s website at http://www.oracle.com/investor. All information in this press release is current as of November 20, 2025, and Oracle undertakes no duty to update any statement in light of new information or future events.